Exhibit 99.1

Media Release

PEABODY REPORTS RESULTS FOR QUARTER AND YEAR ENDED DECEMBER 31, 2020

ST. LOUIS, Feb. 4, 2021 – Peabody (NYSE: BTU) today announced its fourth quarter 2020 operating results, including revenues of $737.2 million; loss from continuing operations, net of income taxes of $120.4 million, which included $69.3 million of non-cash asset impairments; net loss attributable to common stockholders of $129.2 million; diluted loss per share from continuing operations of $1.25; and Adjusted EBITDA1 of $103.2 million.

“Whilst 2020 was a year unlike any other with COVID impacting all facets of our business – from the customers we serve to the communities in which we operate – the Peabody team worked hard to position against these challenges and we look forward to driving continued improvements in 2021,” said Peabody President and CEO Glenn Kellow. “We had a number of accomplishments in 2020, including lowering costs per ton in three out of four segments while responding to difficult demand conditions, as well as creating a leaner corporate structure. We also undertook a comprehensive refinancing transaction that extended debt maturities, eliminated our net leverage ratio covenant and preserved operating liquidity.”

General Business Update

Throughout 2020, the COVID-19 pandemic severely impacted the global economy, which in turn impacted Peabody’s operations and customers. Along with the pandemic came lower electricity generation and steel production, depressed natural gas prices, lower global energy prices and the disruption of certain markets across the globe, creating significant financial challenges for Peabody.

Against this backdrop, Peabody reached a comprehensive agreement with its 2022 bondholders, revolving credit lenders and surety bond providers to extend most of the company’s near-term debt maturities to December 2024 and stabilize collateral requirements for the company’s existing surety bond portfolio.

In addition, Peabody pursued cost reductions across each of its mines as well as corporate and support functions. In large part due to these actions, full year SG&A decreased 31 percent compared to the prior year and operating costs per ton improved. Despite volume reductions across the business in 2020, three out of four of the company’s operating segments lowered costs per ton compared to the prior year.

Seaborne thermal coal markets have recently shown signs of improvement with Newcastle forward prices averaging over $80 per tonne in 2021. Colder than expected weather across Asia and Europe has resulted in record high power generation in key markets, driving global LNG prices significantly higher
1 Adjusted EBITDA is a non-GAAP financial measure. Revenues per ton, costs per ton, Adjusted EBITDA margin per ton and percent are non-GAAP operating/statistical measures. Adjusted EBITDA margin is equal to segment Adjusted EBITDA divided by segment revenues. Please refer to the tables and related notes in this press release for a reconciliation and definition of non-GAAP financial measures.

and supporting increased seaborne thermal coal demand. In addition, seaborne thermal supply has been impacted by severe wet weather in Indonesia as well as COVID-related production disruptions in China and labor issues in Colombia. While global thermal coal demand will ultimately be dependent on the timing and scale of a COVID recovery, Peabody’s seaborne thermal segment is well positioned to serve that demand. Over the past five years, the company’s seaborne thermal segment has averaged costs per ton of approximately $31, remaining competitive in nearly any pricing environment.

While seaborne met coal pricing has improved from 2020 lows, disrupted metallurgical trade flows have contributed to short term pricing volatility. In addition, limitations on Australian imports into China as well as the scope and scale of a steel recovery in traditional regions continue to weigh on markets. China has continued to not import Australian coals even as the spread between Australian and non-Australian premium hard coking coals reached an all-time high in January, resulting in China paying a significant premium for non-Australian met coal. However, outside of China, demand has started to pick up in the traditional markets of Japan and Korea as well as India. Peabody remains focused on improving its seaborne met segment cost profile, particularly at Shoal Creek and Metropolitan, and will continue to be cautious and deliberate in its actions to resume production at currently idled operations.

U.S. thermal coal markets continue to be heavily influenced by natural gas prices, growth in renewable generation and weather. In 2020, coal’s share of the generation mix declined to 19 percent from 23 percent in the prior year, while natural gas’ share rose to 40 percent as prompt natural gas prices averaged $2.13 per mmBtu. While current natural gas forward prices are above a key competitive mark of $2.50 per mmBtu, coal demand continues to be impacted by secular decline. Peabody remains committed to continuing to serve its customers from its low-cost operations, which have reduced full year costs per ton by 12 percent compared to the prior year, despite lower shipments.

Capital Structure Update

In January 2021, Peabody closed on its previously announced exchange transactions to extend its debt maturity profile, eliminate its net leverage ratio covenant and finalize the collateral standstill agreement with its surety providers, preserving operating liquidity and financial flexibility. Peabody’s capital structure now includes approximately $1.5 billion of funded debt (with $60.3 million maturing prior to December 2024), a $324 million senior secured letter of credit facility and a $250 million accounts receivable securitization facility.

“We sincerely appreciate the support provided by multiple stakeholders, including our revolving credit lenders, 2022 noteholders and surety bond providers, to enact a comprehensive solution that we believe will benefit all stakeholders,” said Peabody Executive Vice President and CFO Mark Spurbeck. “Our new capital structure provides a foundation for future value creation and the time needed to continue to pursue cash flow improvements across our operations and capture seaborne market improvements.”

The surety agreement substantially reduces contingent liquidity risk by resolving outstanding collateral requests and limiting future collateral requirements related to the company’s $1.6 billion portfolio of reclamation and other surety bonds. In accordance with the agreement, Peabody posted $75 million of letters of credit in December 2020 and will post an additional $25 million of collateral per year beginning in 2021 through 2024 for the benefit of the sureties. Surety providers have agreed to not demand any additional collateral for existing bonds; draw on letters of credit posted for the benefit of themselves; or cancel any existing surety bond during the agreement period.

Comprehensive Improvement Program Update

Peabody’s comprehensive improvement program, spanning operational and functional aspects of the business, included the following key actions and results in 2020, among other items:

•Idled 9 individual mines over the course of 2020 for periods ranging from one week to multiple months, adjusted shift schedules to match demand and reduced the number of production units in operation. In total, the company reduced operational positions by approximately 1,850 employees in 2020. Including non-operational positions, Peabody reduced its global headcount by about 2,000 employees, representing approximately 30 percent of its workforce.
•Streamlined corporate and support areas of the business and eliminated other administrative costs, resulting in lower year over year SG&A expense of $45.5 million.
•Reduced rail and port commitments for North Goonyella beginning mid-year 2020, lowering North Goonyella holding costs to approximately $5 million per quarter.

Peabody continues to take other actions to improve its competitive position, particularly within its seaborne met segment. Actions currently underway include the following:

•Idled Shoal Creek in October 2020 to reset the cost structure of the mine amid weak pricing and demand. Discussions are ongoing with key stakeholders.
•Idled Metropolitan in late December 2020. Discussions continue with Metropolitan’s customers and workforce that would enable the mine to resume operations. The workforce is targeted to return in May 2021.
•Continuing the Moorvale South project, which will transition the mine from a greater mix of PCI production to semi-hard coking coal and extend the life of the mine. This project also allows for continued blending opportunities with Coppabella to further improve coal quality.
•Commencing development of next longwall panel at Wambo Underground that will enable continued mining in the current district into 2022.

Segment Performance

During the fourth quarter, the seaborne thermal segment exported 3.2 million tons at an average realized price of $47.84 per ton with the remaining 2.0 million tons sold under a long-term domestic contract. Fourth quarter seaborne thermal segment costs of $27.00 per ton decreased 12 percent compared to the prior year, primarily due to continued strong performance from the Wambo surface and Wilpinjong mines. Despite weak seaborne thermal pricing, the segment delivered 24 percent Adjusted EBITDA margins, or $45.1 million of Adjusted EBITDA, in the fourth quarter.

In the fourth quarter, Wilpinjong sold 3.6 million tons and contributed approximately $21 million to the seaborne thermal segment’s Adjusted EBITDA. In addition, Wilpinjong had $5 million of capital expenditures in the fourth quarter.

The seaborne met segment shipped 1.4 million tons at an average realized price of $83.94 per short ton in the fourth quarter. Seaborne met costs of $107.30 per ton were impacted by the suspension of Shoal Creek, a longwall move at Metropolitan and mine sequencing at Coppabella and Moorvale. As a result, the segment reported an Adjusted EBITDA loss of $34.1 million.

The PRB segment shipped 22.2 million tons at an average realized price of $11.41 per ton. Despite a 20 percent reduction in volumes from the prior year and COVID-related challenges, the PRB costs per ton decreased to $9.08 primarily due to strong productivity and disciplined cost control. The segment reported 20 percent Adjusted EBITDA margins and Adjusted EBITDA of $51.8 million.

The other U.S. thermal segment shipped 4.8 million tons at an average realized price of $38.88 per ton. Cost per ton decreased 25 percent from the prior year primarily due to fourth quarter 2019 costs being elevated due to the Kayenta settlement (year over year impact of $7.43 per ton) as well as the benefits of cost management efforts, lower fuel prices and favorable mix. The segment reported 25 percent Adjusted EBITDA margins and Adjusted EBITDA of $45.4 million.

Full-year 2020 consolidated Adjusted EBITDA totaled $258.8 million compared to $883.0 million in the prior year as demand and pricing were significantly pressured and the company closed mines that contributed approximately $195 million of Adjusted EBITDA in 2019.

Outlook

Based on current market conditions, Peabody anticipates the following results in 2021:

U.S. Thermal Operations: U.S. thermal coal deliveries are largely dependent on general economic conditions, weather, natural gas prices and utility inventory levels. Peabody is planning for PRB volumes to largely be in line with 2020 shipments, with about 80 percent of 2021 tons currently priced at an average price of $10.82 per ton. Other U.S. thermal shipments are planned to decline modestly from 2020 levels, with approximately 16 million tons priced at an average price of approximately $37.50 per ton.

Based on expected production levels, Peabody anticipates PRB and other U.S. thermal costs per ton to be largely in line with 2020 levels.

Seaborne Thermal: In December 2020, the United Wambo JV began joint production from the open-cut mine, enabling continued production of a high-quality seaborne thermal product. 2021 volumes are expected to be approximately 2 million tons in 2021 following this transition. However, Peabody will benefit from lower strip ratios and access to otherwise stratified reserves. Wilpinjong export volumes are expected to be largely in line with 2020 levels, while Wambo underground improves modestly.

Peabody anticipates a slight increase in seaborne thermal costs from 2020 given lower volumes and higher expected royalties.

Seaborne Met: Prior 2021 seaborne met projections assumed Shoal Creek resumed production in early 2021 and that Metropolitan was fully operational in 2021. Peabody continues to evaluate market conditions as well as ongoing discussions with key stakeholders at both mines. 2021 seaborne met shipments are expected to be modestly lower than 2020 volumes due to the timing of restarts, partly offset by slightly higher CMJV shipments.

Corporate and Other: In conjunction with Peabody’s commitment to lowering costs and streamlining activities, SG&A expense is expected to be further reduced to $90 million. Capital expenditures are expected to be $225 million, including approximately $135 million on major project capital primarily for the seaborne thermal segment. 2021 interest expense is expected to be approximately $200 million, including $50 million of non-cash expense. Peabody also anticipates the following cash impacts in 2021:

•$60 million related to final reclamation activities
•$45 million related to the refinancing transaction
•$30 million related to postretirement benefits in excess of expense
•$15 million related to final multi-employer pension plan (MEPP) payment

First quarter 2021 results are expected to be lower compared to the fourth quarter of 2020 given reduced volumes across all segments. Lower customer demand, in part due to customers taking higher volumes in the fourth quarter to meet calendar based contractual commitments, is expected to result in lower U.S. thermal shipments. Seaborne thermal shipments are expected to decline based on lower production volumes from the United Wambo JV. Seaborne met shipments are also expected to be impacted by the actions undertaken at Shoal Creek and Metropolitan. Fourth quarter 2020 shipments from Shoal Creek and Metropolitan totaled approximately 600,000 tons.

Today’s earnings call is scheduled for 10 a.m. CT and can be accessed via the company’s website at PeabodyEnergy.com.

Peabody (NYSE: BTU) is a leading coal producer, providing essential products to fuel baseload electricity for emerging and developed countries and create the steel needed to build foundational infrastructure. Our commitment to sustainability underpins our activities today and helps to shape our strategy for the future. For further information, visit PeabodyEnergy.com.

Contact:
Julie Gates
314.342.4336

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters and Years Ended Dec. 31, 2020 and 2019

(In Millions, Except Per Share Data)
	Quarter Ended		Year Ended
	Dec.	Dec.	Dec.	Dec.
	2020	2019	2020	2019

Tons Sold	34.0	40.8	132.6	165.5

Revenues	$737.2	$1,117.4	$2,881.1	$4,623.4
Operating Costs and Expenses (1)	638.2	825.1	2,524.9	3,536.6
Depreciation, Depletion and Amortization	79.5	121.6	346.0	601.0
Asset Retirement Obligation Expenses	(0.3)	13.8	45.7	58.4
Selling and Administrative Expenses	22.2	37.2	99.5	145.0
Restructuring Charges	6.8	23.0	37.9	24.3
Transaction Costs Related to Joint Ventures	—	11.8	23.1	21.6
Other Operating (Income) Loss:
Net (Gain) Loss on Disposals	(4.8)	0.7	(15.2)	(2.1)
Gain on Formation of United Wambo Joint Venture	—	(48.1)	—	(48.1)
Asset Impairment	69.3	250.2	1,487.4	270.2
Provision for North Goonyella Equipment Loss	—	58.5	—	83.2
North Goonyella Insurance Recovery	—	—	—	(125.0)
Loss (Income) from Equity Affiliates	34.4	(10.9)	60.1	(3.4)
Operating (Loss) Profit	(108.1)	(165.5)	(1,728.3)	61.7
Interest Expense	37.5	37.0	139.8	144.2
Interest Income	(2.3)	(4.5)	(9.4)	(27.0)
Net Periodic Benefit (Credit) Costs, Excluding Service Cost	(10.1)	4.8	(1.8)	19.4
Net Mark-to-Market Adjustment on Actuarially Determined Liabilities	(18.1)	67.4	(5.1)	67.4
Loss from Continuing Operations Before Income Taxes	(115.1)	(270.2)	(1,851.8)	(142.3)
Income Tax Provision	5.3	20.0	8.0	46.0
Loss from Continuing Operations, Net of Income Taxes	(120.4)	(290.2)	(1,859.8)	(188.3)
(Loss) Income from Discontinued Operations, Net of Income Taxes	(7.2)	13.8	(14.0)	3.2
Net Loss	(127.6)	(276.4)	(1,873.8)	(185.1)
Less: Net Income (Loss) Attributable to Noncontrolling Interests	1.6	13.4	(3.5)	26.2
Net Loss Attributable to Common Stockholders	$(129.2)	$(289.8)	$(1,870.3)	$(211.3)

Adjusted EBITDA (2)	$103.2	$239.7	$258.8	$883.0

Diluted EPS - Loss from Continuing Operations (3)(4)	$(1.25)	$(3.12)	$(18.99)	$(2.07)

Diluted EPS - Net Loss Attributable to Common Stockholders (3)	$(1.32)	$(2.98)	$(19.14)	$(2.04)

(1)	Excludes items shown separately.
(2)	Adjusted EBITDA is a non-GAAP financial measure. Refer to the "Reconciliation of Non-GAAP Financial Measures" section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.
(3)
During the quarters ended December 31, 2020 and 2019, weighted average diluted shares outstanding were 97.9 million and 97.3 million, respectively. During the years ended December 31, 2020 and 2019, weighted average diluted shares outstanding were 97.7 million and 103.7 million, respectively.

(4)	Reflects loss from continuing operations, net of income taxes less net income (loss) attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Supplemental Financial Data (Unaudited)
For the Quarters and Years Ended Dec. 31, 2020 and 2019

	Quarter Ended		Year Ended
	Dec.	Dec.	Dec.	Dec.
	2020	2019	2020	2019
Tons Sold (In Millions)
Seaborne Thermal Mining Operations	5.2	5.4	19.0	19.5
Seaborne Metallurgical Mining Operations	1.4	1.9	5.6	8.1
Powder River Basin Mining Operations	22.2	27.6	87.2	108.1
Other U.S. Thermal Mining Operations (1)	4.8	5.6	18.3	27.9
Total U.S. Thermal Mining Operations	27.0	33.2	105.5	136.0
Corporate and Other	0.4	0.3	2.5	1.9
Total	34.0	40.8	132.6	165.5

Revenue Summary (In Millions)
Seaborne Thermal Mining Operations	$185.7	$251.0	$711.8	$971.7
Seaborne Metallurgical Mining Operations	122.9	201.4	486.5	1,033.1
Powder River Basin Mining Operations	253.9	325.2	991.1	1,228.7
Other U.S. Thermal Mining Operations (1)	183.2	338.6	707.3	1,309.4
Total U.S. Thermal Mining Operations	437.1	663.8	1,698.4	2,538.1
Corporate and Other	(8.5)	1.2	(15.6)	80.5
Total	$737.2	$1,117.4	$2,881.1	$4,623.4

Total Reporting Segment Costs Summary (In Millions) (2)
Seaborne Thermal Mining Operations	$140.6	$167.5	$548.6	$642.3
Seaborne Metallurgical Mining Operations	157.0	188.2	616.7	892.9
North Goonyella Equipment & Development Costs (3)	—	16.9	—	77.6
Seaborne Metallurgical Mining Operations, Excluding North Goonyella Equipment & Development Costs	157.0	171.3	616.7	815.3
Powder River Basin Mining Operations	202.1	251.3	796.3	1,007.5
Other U.S. Thermal Mining Operations (1)	137.8	218.5	538.9	948.0
Total U.S. Thermal Mining Operations	339.9	469.8	1,335.2	1,955.5
Corporate and Other	(4.5)	8.1	37.9	49.2
Total	$633.0	$833.6	$2,538.4	$3,539.9

Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - Seaborne Thermal Mining Operations	$45.1	$83.5	$163.2	$329.4
Adjusted EBITDA - Seaborne Metallurgical Mining Operations	(34.1)	13.2	(130.2)	140.2
North Goonyella Equipment & Development Costs (3)	—	16.9	—	77.6
Adjusted EBITDA - Seaborne Metallurgical Mining Operations, Excluding North Goonyella Equipment & Development Costs	(34.1)	30.1	(130.2)	217.8
Adjusted EBITDA - Powder River Basin Mining Operations	51.8	73.9	194.8	221.2
Adjusted EBITDA - Other U.S. Thermal Mining Operations (1)	45.4	120.1	168.4	361.4
Adjusted EBITDA - Total U.S. Thermal Mining Operations	97.2	194.0	363.2	582.6
Middlemount (4)	(2.0)	(4.9)	(29.2)	(9.8)
Resource Management Results (5)	5.5	2.2	15.3	8.2
Selling and Administrative Expenses	(22.2)	(37.2)	(99.5)	(145.0)
Other Operating Costs, Net (6)	13.7	(11.1)	(24.0)	(22.6)
Adjusted EBITDA (2)	$103.2	$239.7	$258.8	$883.0

Note: See footnote explanations on following page

Supplemental Financial Data (Unaudited)
For the Quarters and Years Ended Dec. 31, 2020 and 2019

	Quarter Ended		Year Ended
	Dec.	Dec.	Dec.	Dec.
	2020	2019	2020	2019
Revenues per Ton - Mining Operations (7)
Seaborne Thermal	$35.67	$45.97	$37.46	$49.69
Seaborne Metallurgical	83.94	104.62	86.33	127.62
Powder River Basin	11.41	11.81	11.37	11.37
Other U.S. Thermal (1)	38.88	60.05	38.73	46.85
Total U.S. Thermal	16.21	20.00	16.10	18.66

Costs per Ton - Mining Operations (7)(8)
Seaborne Thermal	$27.00	$30.68	$28.87	$32.84
Seaborne Metallurgical	107.30	97.69	109.44	110.30
North Goonyella Equipment & Development Costs (3)	—	8.78	—	9.59
Seaborne Metallurgical, Excluding North Goonyella Equipment & Development Costs	107.30	88.91	109.44	100.71
Powder River Basin	9.08	9.13	9.14	9.32
Other U.S. Thermal (1)	29.24	38.74	29.51	33.91
Total U.S. Thermal	12.60	14.15	12.66	14.38

Adjusted EBITDA Margin per Ton - Mining Operations (7)(8)
Seaborne Thermal	$8.67	$15.29	$8.59	$16.85
Seaborne Metallurgical	(23.36)	6.93	(23.11)	17.32
North Goonyella Equipment & Development Costs (3)	—	8.78	—	9.59
Seaborne Metallurgical, Excluding North Goonyella Equipment & Development Costs	(23.36)	15.71	(23.11)	26.91
Powder River Basin	2.33	2.68	2.23	2.05
Other U.S. Thermal (1)	9.64	21.31	9.22	12.94
Total U.S. Thermal	3.61	5.85	3.44	4.28

(1)	Beginning Q1 2020, we have combined the Midwestern U.S. Mining segment with the Western U.S. Mining segment to reflect the manner in which our chief operating decision maker now views our businesses for purposes of reviewing performance, allocating resources and assessing future prospects and strategic execution. All periods presented have been recast for comparability.
(2)	Total Reporting Segment Costs and Adjusted EBITDA are non-GAAP financial measures. Refer to the "Reconciliation of Non-GAAP Financial Measures" section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.
(3)	Costs incurred from January 1, 2020 forward are included within Other Operating Costs, Net. Costs incurred prior to January 1, 2020 remain within the Seaborne Metallurgical segment.
(4)	We account for our 50% equity interest in Middlemount Coal Pty Ltd. (Middlemount), which owns the Middlemount Mine, under the equity method. Middlemount's standalone results exclude the impact of related changes in deferred tax asset valuation allowance and reserves and amortization of basis difference recorded by the company in applying the equity method. Middlemount's standalone results include (on a 50% attributable basis):
	Quarter Ended		Year Ended
	Dec.	Dec.	Dec.	Dec.
	2020	2019	2020	2019
	(In Millions)
Tons sold	0.4	0.3	1.6	1.5
Depreciation, depletion and amortization and asset retirement obligation expenses	$6.5	$7.8	$30.0	$23.1
Net interest expense	4.2	2.7	14.2	9.1
Income tax benefit	(2.6)	(5.5)	(14.3)	(7.1)
(5)	Includes gains (losses) on certain surplus coal reserve and surface land sales and property management costs and revenues.
(6)	Includes trading and brokerage activities, costs associated with post-mining activities, minimum charges on certain transportation-related contracts and costs associated with suspended operations including the North Goonyella Mine.
(7)	Revenues per Ton, Costs per Ton and Adjusted EBITDA Margin per Ton are metrics used by management to measure each of our mining segment’s operating performance. Revenues per Ton and Adjusted EBITDA Margin per Ton are equal to revenues by segment and Adjusted EBITDA by segment, respectively, divided by segment tons sold. Costs per Ton is equal to Revenues per Ton less Adjusted EBITDA Margin per Ton. Management believes Costs per Ton and Adjusted EBITDA Margin per Ton best reflect controllable costs and operating results at the mining segment level. We consider all measures reported on a per ton basis to be operating/statistical measures; however, we include reconciliations of the related non-GAAP financial measures (Adjusted EBITDA and Total Reporting Segment Costs) in the “Reconciliation of Non-GAAP Financial Measures” section in this document.
(8)	Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expenses; selling and administrative expenses; restructuring charges; asset impairment; provision for North Goonyella equipment loss and related insurance recovery; amortization of take-or-pay contract-based intangibles; and certain other costs related to post-mining activities.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Balance Sheets
As of Dec. 31, 2020 and 2019

(Dollars In Millions)

	(Unaudited)
	Dec. 31, 2020	Dec. 31, 2019
Cash and Cash Equivalents	$709.2	$732.2
Accounts Receivable, Net	244.8	329.5
Inventories	261.6	331.5
Other Current Assets	204.7	220.7
Total Current Assets	1,420.3	1,613.9
Property, Plant, Equipment and Mine Development, Net	3,051.1	4,679.1
Operating Lease Right-of-Use Assets	49.9	82.4
Investments and Other Assets	140.9	139.1
Deferred Income Taxes	4.9	28.3
Total Assets	$4,667.1	$6,542.8

Current Portion of Long-Term Debt	$25.5	$18.3
Accounts Payable and Accrued Expenses	745.7	957.0
Total Current Liabilities	771.2	975.3
Long-Term Debt, Less Current Portion	1,522.3	1,292.5
Deferred Income Taxes	35.0	28.8
Asset Retirement Obligations	650.5	654.1
Accrued Postretirement Benefit Costs	413.2	593.4
Operating Lease Liabilities, Less Current Portion	42.1	52.8
Other Noncurrent Liabilities	251.5	273.4
Total Liabilities	3,685.8	3,870.3

Common Stock	1.4	1.4
Additional Paid-in Capital	3,364.6	3,351.1
Treasury Stock	(1,368.9)	(1,367.3)
(Accumulated Deficit) Retained Earnings	(1,273.3)	597.0
Accumulated Other Comprehensive Income	205.8	31.6
Peabody Energy Corporation Stockholders' Equity	929.6	2,613.8
Noncontrolling Interests	51.7	58.7
Total Stockholders' Equity	981.3	2,672.5
Total Liabilities and Stockholders' Equity	$4,667.1	$6,542.8

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Quarters and Years Ended Dec. 31, 2020 and 2019

(Dollars In Millions)
	Quarter Ended		Year Ended
	Dec.	Dec.	Dec.	Dec.
	2020	2019	2020	2019
Cash Flows From Operating Activities
Net Cash Provided By Continuing Operations	$24.7	$127.6	$15.0	$705.4
Net Cash Used in Discontinued Operations	(2.3)	(2.8)	(24.7)	(28.0)
Net Cash Provided By (Used In) Operating Activities	22.4	124.8	(9.7)	677.4
Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(59.5)	(102.6)	(191.4)	(285.4)
Changes in Accrued Expenses Related to Capital Expenditures	8.8	5.7	(6.1)	0.1
Insurance Proceeds Attributable to North Goonyella Equipment Losses	—	—	—	23.2
Proceeds from Disposal of Assets, Net of Receivables	11.7	2.4	27.1	30.0
Amount Attributable to Acquisition of Shoal Creek Mine	—	—	—	(2.4)
Contributions to Joint Ventures	(67.8)	(92.7)	(343.0)	(419.1)
Distributions from Joint Ventures	59.3	92.1	330.3	408.8
Advances to Related Parties	(0.1)	(14.8)	(23.2)	(27.3)
Cash Receipts from Middlemount Coal Pty Ltd	—	—	—	14.7
Investment in Equity Securities	—	(3.0)	—	(3.0)
Other, Net	0.3	(0.8)	(0.4)	(0.9)
Net Cash Used In Investing Activities	(47.3)	(113.7)	(206.7)	(261.3)
Cash Flows From Financing Activities
Proceeds from Long-Term Debt	15.0	—	375.0	—
Repayments of Long-Term Debt	(88.5)	(47.2)	(169.5)	(71.1)
Payment of Debt Issuance and Other Deferred Financing Costs	(7.0)	—	(7.0)	(6.4)
Common Stock Repurchases	—	(29.7)	—	(329.9)
Repurchase of Employee Common Stock Relinquished for Tax Withholding	—	—	(1.6)	(12.3)
Dividends Paid	—	(14.2)	—	(258.1)
Distributions to Noncontrolling Interests	—	(0.1)	(3.5)	(23.5)
Other, Net	—	(0.1)	—	—
Net Cash (Used In) Provided By Financing Activities	(80.5)	(91.3)	193.4	(701.3)
Net Change in Cash, Cash Equivalents and Restricted Cash	(105.4)	(80.2)	(23.0)	(285.2)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	814.6	812.4	732.2	1,017.4
Cash, Cash Equivalents and Restricted Cash at End of Period	$709.2	$732.2	$709.2	$732.2

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters and Years Ended Dec. 31, 2020 and 2019

(Dollars In Millions)

Note: Management believes that non-GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Quarter Ended		Year Ended
	Dec.	Dec.	Dec.	Dec.
	2020	2019	2020	2019

Loss from Continuing Operations, Net of Income Taxes	$(120.4)	$(290.2)	$(1,859.8)	$(188.3)
Depreciation, Depletion and Amortization	79.5	121.6	346.0	601.0
Asset Retirement Obligation Expenses	(0.3)	13.8	45.7	58.4
Restructuring Charges	6.8	23.0	37.9	24.3
Transaction Costs Related to Joint Ventures	—	11.8	23.1	21.6
Gain on Formation of United Wambo Joint Venture	—	(48.1)	—	(48.1)
Asset Impairment	69.3	250.2	1,487.4	270.2
Provision for North Goonyella Equipment Loss	—	58.5	—	83.2
North Goonyella Insurance Recovery - Equipment (1)	—	—	—	(91.1)
Changes in Deferred Tax Asset Valuation Allowance and Reserves and Amortization of Basis Difference Related to Equity Affiliates	32.5	(19.1)	30.9	(18.8)
Interest Expense	37.5	37.0	139.8	144.2
Interest Income	(2.3)	(4.5)	(9.4)	(27.0)
Net Mark-to-Market Adjustment on Actuarially Determined Liabilities	(18.1)	67.4	(5.1)	67.4
Unrealized Losses (Gains) on Economic Hedges	18.3	2.0	29.6	(42.2)
Unrealized Gains on Non-Coal Trading Derivative Contracts	(3.5)	(1.0)	(7.1)	(1.2)
Take-or-Pay Contract-Based Intangible Recognition	(1.4)	(2.7)	(8.2)	(16.6)
Income Tax Provision	5.3	20.0	8.0	46.0
Adjusted EBITDA (2)	$103.2	$239.7	$258.8	$883.0

Operating Costs and Expenses	$638.2	$825.1	$2,524.9	$3,536.6
Unrealized Gains on Non-Coal Trading Derivative Contracts	3.5	1.0	7.1	1.2
Take-or-Pay Contract-Based Intangible Recognition	1.4	2.7	8.2	16.6
North Goonyella Insurance Recovery - Cost Recovery and Business Interruption (1)	—	—	—	(33.9)
Net Periodic Benefit (Credit) Costs, Excluding Service Cost	(10.1)	4.8	(1.8)	19.4
Total Reporting Segment Costs (3)	$633.0	$833.6	$2,538.4	$3,539.9

Net Cash Provided By (Used In) Operating Activities	$22.4	$124.8	$(9.7)	$677.4
Net Cash Used In Investing Activities	(47.3)	(113.7)	(206.7)	(261.3)
Add Back: Amount Attributable to Acquisition of Shoal Creek Mine	—	—	—	2.4
Free Cash Flow (4)	$(24.9)	$11.1	$(216.4)	$418.5

(1)	We recorded a $125.0 million insurance recovery during the year ended December 31, 2019 related to losses incurred at our North Goonyella Mine. Of this amount, Adjusted EBITDA excludes an allocated amount applicable to total equipment losses recognized at the time of the insurance recovery settlement, which consisted of $24.7 million and $66.4 million recognized during the years ended December 31, 2019 and 2018, respectively. The remaining $33.9 million, applicable to incremental costs and business interruption losses, is included in Adjusted EBITDA for the year ended December 31, 2019.
(2)	Adjusted EBITDA is defined as loss from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses and depreciation, depletion and amortization. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance as displayed in the reconciliation above. Adjusted EBITDA is used by management as the primary metric to measure each of our segment's operating performance. We have retrospectively modified our calculation of Adjusted EBITDA to exclude restructuring charges and transaction costs related to joint ventures as management does not view these items as part of our normal operations.
(3)	Total Reporting Segment Costs is defined as operating costs and expenses adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance as displayed in the reconciliation above. Total Reporting Segment Costs is used by management as a metric to measure each of our segment's operating performance. We have retrospectively modified our calculation of Total Reporting Segment Costs to exclude restructuring charges as management does not view this item as part of our normal operations.
(4)	Free Cash Flow is defined as net cash provided by (used in) operating activities less net cash used in investing activities and excludes cash outflows related to business combinations. Free Cash Flow is used by management as a measure of our financial performance and our ability to generate excess cash flow from our business operations.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events, or developments that Peabody expects will occur in the future are forward-looking statements. They may include estimates of sales and other operating performance targets, cost savings, capital expenditures, other expense items, actions relating to strategic initiatives, demand for the company’s products, liquidity, capital structure, market share, industry volume, other financial items, descriptions of management’s plans or objectives for future operations and descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect Peabody’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, Peabody disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond Peabody’s control, including the ongoing impact of the COVID-19 pandemic and factors that are described in Peabody’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2019, and other factors that Peabody may describe from time to time in other filings with the SEC. You may get such filings for free at Peabody’s website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.